Exhibit 10.7

AWARD NOTICE OF
PERFORMANCE-BASED LONG-TERM COMPENSATION AWARD
GRANTED PURSUANT TO THE
TRANSCAT, INC. 2003 INCENTIVE PLAN

Grantee:
Number of Restricted Stock Units Awarded:
Date of Grant:

1.
Grant of Restricted Stock Unit Award.  This Award Notice serves to notify you that the Board of Directors of Transcat, Inc., an Ohio corporation (the “Company”), has granted to you, under the Company’s 2003 Incentive Plan, as amended and restated (the “Plan”), a restricted stock unit award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, of the number of Restricted Stock Units (“RSUs”) set forth above.  Each RSU entitles you to receive from the Company one Share of the Company’s Common Stock, $0.50 par value per share (the “Common Stock”), which will vest (become non-forfeitable) as set forth in Sections 2 and 3 and will be payable in the form of Shares of the Company’s Common Stock as set forth in Section 4, all in accordance with the terms of this Award Notice, the Plan, and any rules and procedures adopted by the Committee.  The Plan is incorporated herein by reference and made a part of this Award Notice.  Capitalized terms not defined herein have the respective meanings set forth in the Plan.

2.	Performance Criteria and Vesting. The RSUs subject to the Award will vest based on the successful completion of all of the following:

a.	Subject to Section 3 below, you are employed with the Company through [_____], which is the last day of the Company’s [_____] fiscal year (the “Vesting Date”);

b.
The percentage of the RSUs that will vest, if any, is determined based on the Company’s performance against the performance measure set forth below over the three-year period ending on the Vesting Date, as validated by the Company’s external auditors.  The applicable performance measure for the Award and the percentage of RSUs that vest for the specified levels of performance are as follows:

Cumulative fully diluted EPS for the three-year period ending on the Vesting Date	Percentage of RSUs that vest
[ ]	150%
[ ]	125%
[ ]	100%
[ ]	75%
[ ]	50%

No RSUs will vest for Company performance below 50%, and therefore all RSUs subject to the Award will be forfeited.  Performance above 100% and up to 150% will be determined using straight line interpolation; however the 50%, 75% and 100% levels are thresholds that must be achieved and no RSUs will be earned for performance between such levels.

3.	Effects of Certain Events.

a.
General. Subject to Sections 3(b) through 3(d) of this Award Notice, in the event that your employment with the Company is terminated prior to the Vesting Date, all RSUs that are not vested as of the date of such termination are automatically forfeited.

b.
Death or Disability. In the event of your death or termination of employment due to Disability prior to the Vesting Date, then the Award shall continue and the vested RSUs, if any, from such performance, shall be distributed on a pro-rata basis on the date that other active participants receive such distributions under their Award Notice for this program, based on actual performance, based on the following:

i.	If you terminate employment in the first 15 months of the performance period you will forfeit all RSUs.

ii.	If you terminate employment within the 16th through the 27th month of the performance period you will receive a pro-rated number of RSUs subject to the Award that become vested under Section 2 above.

iii.	If you terminate employment after 27 months of the performance period have elapsed you will receive the full number of RSUs that become vested under Section 2 above.

The pro-rata portion shall be determined by multiplying the number of vested RSUs based on actual performance by a fraction, the numerator of which is the number of completed months during the three-year period ending on the Vesting Date which you were employed by the Company, and the denominator of which is 36.  For purposes of this Award Notice, Disability has the meaning given to such term under the Plan.

c.
Retirement.  If you terminate employment prior to the Vesting Date due to Retirement, then the Award shall continue and the vested RSUs, if any, shall be distributed on a pro-rata basis on the date that other active participants receive such distributions under their Award Notice for this program, based on actual performance, based on the following:

i.	If you terminate employment in the first 15 months of the performance period you will forfeit all RSUs.

ii.	If you terminate employment within the 16th through the 27th month of the performance period you will receive a pro-rated number of RSUs subject to the Award that become vested under Section 2 above.

iii.	If you terminate employment after 27 months of the performance period have elapsed you will receive the full number of RSUs that become vested under Section 2 above.

The pro-rata portion shall be determined by multiplying the number of vested RSUs based on actual performance by a fraction, the numerator of which is the number of completed months during the three-year period ending on the Vesting Date which you were employed by the Company, and the denominator of which is 36.  For purposes of this Award Notice, Retirement means your termination of employment on or after the date that you have attained age 55 and have completed five or more years of service with the Company.

d.	Change in Control. Upon a Change in Control of the Company, the provisions of Section 10.3 of the Plan shall automatically and immediately become operative with respect to the Award.

4.
Issuance of Shares of Common Stock.  Unless the RSUs are forfeited prior to the Vesting Date as provided in Sections 2 and 3 above, the RSUs will be payable in the form of Common Stock as soon as administratively practicable following the release of the Company’s operating results for the [_____] fiscal year, but in no event later December 31, [_____] (the “Payment Date”).  Each vested RSU will be payable in the form of one share of Common Stock on the Payment Date.  Shares of Common Stock will be registered on the books of the Company in your name as of the Payment Date and delivered to you as soon as practical thereafter, in certificated or uncertificated form, as you shall direct.  You understand that the Company will, and you hereby authorize the Company to, issue such instructions to its transfer agent as the Company may deem necessary or proper to comply with the intent and the purposes of this Award Notice.  Notwithstanding the foregoing provisions of this Section 4, if you make a valid election to defer receipt of the Shares of Common Stock pursuant to the terms of a nonqualified deferred compensation plan maintained by the Company, payment of vested RSUs shall be made in accordance with that election and the terms of such nonqualified deferred compensation plan.

5.
Nontransferability.  The RSUs awarded pursuant to this Award Notice may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the RSUs, your right to such RSUs shall be immediately forfeited to the Company, and this Award Notice shall be null and void.

6.	No Shareholder Rights. The RSUs do not entitle the Grantee to any rights of a shareholder of Common Stock, including dividends or voting rights.

7.
Restrictions on Issuance of Shares.  If at any time the Company determines that listing, registration or qualification of the shares of Common Stock subject to this Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or issuance of certificate(s) for Common Stock hereunder, then, subject to the limitations imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

8.
Plan Controls.  The Award is subject to all of the provisions of the Plan, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan.  In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

9.
Taxes.  You are responsible for any and all federal, state and local taxes (other than stock transfer or issuance taxes) arising as a result of the vesting of the RSUs or the delivery of the shares of Common Stock to you pursuant to this Award or any subsequent sale of the shares of Common Stock by you.

10.
Section 409A.  This Award Notice and the RSUs granted hereunder are intended to comply with the requirements of Section 409A of the Code and shall be construed and interpreted in a manner consistent with such intent.

ACKNOWLEDGEMENT

           The undersigned Grantee acknowledges receipt of, and understands and agrees to, this Award Notice and the Plan.  The Grantee further acknowledges that as of the date of grant, this Award Notice and the Plan set forth the entire understanding between the Grantee and the Company regarding the grant of the RSUs under the Award and supercede all prior oral and written agreements on that subject.

Date:
Transcat, Inc.

By:

Grantee: